Stan J.H. Lee, CPA 2160 North Central Rd Suite 203 t Fort Lee t NJ 07024 P.O. Box 436402 t  San Diego t  CA t 92143 619-623-7799 t Fax 619-564-3408 t stan2u@gmail.com

To Whom It May Concern:

The firm of Stan J.H. Lee, Certified Public Accountants,  consents to the inclusion of our report of  January 28, 2011 on the audited financial statements of  Parallax Diagnostics, Inc.  for the years ended December 31, 2010, 2009 and 2008  in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/ Stan J.H. Lee, CPA

__________________________

Stan J.H. Lee, CPA

April 11, 2011

Fort Lee, NJ 07024

{00190481. }                             Registered with the Public Company Accounting Oversight Board

A member of New Jersey State Society of CPAs

Registered with Canadian Public Accountability Board